EXHIBIT 99.1

PRESS RELEASE

Contact:	Sheryl Seyer
Investor Relations
877-777-6560

LA QUINTA® PROPERTIES, INC. EXTENDS EXCHANGE OFFER

DEADLINE FOR 8 7/8 % SENIOR NOTES DUE 2011

TO NOVEMBER 28, 2003

Dallas, Texas (November 19, 2003) – La Quinta Corporation (NYSE: LQI) today announced that its controlled subsidiary, La Quinta Properties, Inc. (“LQ Properties”), has extended the expiration of its exchange offer from midnight (New York City time) on Wednesday, November 19, 2003 to 11:59 p.m. (New York City time) on Friday, November 28, 2003.  Pursuant to the exchange offer, LQ Properties’ 8 7/8% Senior Notes due 2011 which have been registered under the Securities Act of 1933, as amended (the “new notes”), are offered for exchange for the $325 million of outstanding 8 7/8% Senior Notes due 2011 which were issued on March 19, 2003 in a transaction exempt from registration (the “old notes”).

As of 5:00 p.m. (New York City time) on November 18, 2003, approximately $265,815,000 in aggregate principal amount of the old notes (or approximately 82% of the old notes) had been tendered pursuant to the exchange offer.  The exchange offer has been extended in order to allow additional time for the holders of the remaining $59,185,000 aggregate principal amount of the old notes to participate in the exchange offer.

The exchange offer will not, under any circumstances, extend beyond December 3, 2003.

Except for the extension of the expiration date, all other terms, conditions and provisions of the exchange offer remain effective as of the date hereof.

Questions concerning the delivery of appropriate documentation and the old notes should be directed to the exchange agent, U.S. Bank Trust National Association, attention Specialized Financing at (651) 244-8161.

The old notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About La Quinta Corporation

Dallas based La Quinta Corporation (NYSE: LQI), a leading limited service lodging company, owns, operates or franchises over 350 La Quinta Inns and La Quinta Inn & Suites in 33 states.

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